Exhibit 5.1
Stradling Yocca Carlson & Rauth,
a Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
August 7, 2015
Endologix, Inc.
2 Musick
Irvine, California 92618

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 4,000,000 shares of Common Stock, $0.001 par value per share, of the Company (the “Shares”). The Shares subject to the Registration Statement consist of (i) 3,500,000 shares of Common Stock, $0.001 par value per share, of the Company that are available for issuance pursuant to the Endologix, Inc. 2015 Stock Incentive Plan (the “SIP”) and (ii) up to 500,000 shares of Common Stock, $0.001 par value per share, of the Company that are available for issuance pursuant to the Endologix, Inc. 2006 Employee Stock Purchase Plan as Amended and Restated (the “ESPP” and, together with the SIP, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. For purposes of this letter, we have assumed that such proceedings to be taken in the future will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing federal laws of the United States of America, the laws of the State of California, as in effect on the date hereof, and the Delaware General Corporation Law and reported judicial decisions relating thereto.
Based upon and subject to the foregoing, it is our opinion that, when issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with the terms of the Plans, as applicable, the Shares will be legally and validly issued, fully paid and non-assessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. In addition, we give such consent on the condition and understanding that this letter speaks only as of the date hereof and we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee, or to take into account changes in law, facts or any other developments of which we may later become aware.
Very truly yours,
STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth